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                                                                    Exhibit 10.7
                               SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (this "Agreement"), dated as of __________, is made and entered into by and between Horace Mann Educators Corporation ("HMEC"), a Delaware corporation (the "Parent Company"), Horace Mann Service Corporation ("HMSC"), an Illinois corporation (the "Employer Company"), (HMEC and HMSC collectively referred to as the "Company"), and __________ (the "Executive").

     WHEREAS, the Company considers the maintenance of a sound and vital senior management to be essential to protecting and enhancing the interests of the Parent Company and its subsidiaries, including the Employer Company, hereinafter collectively referred to as the "Group";

     WHEREAS, the Company recognizes that, as is the case with many publicly owned corporations, the possibility of a change in control of the Group may arise and that such possibility, and the uncertainty and questions which it may raise among senior management, may result in the departure or distraction of senior management personnel to the detriment of the Group; and

     WHEREAS, accordingly the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's senior management to their assigned duties and long-range responsibilities without distraction in circumstances arising from the possibility of a change in control of the Group; and

     WHEREAS, the Company believes it important and in the best interests of the Group, should the Group face the possibility of a change in control, that the senior management of the Company be able to assess and advise the Board of Directors of the Company whether such a proposed change in control would be in the best interests of the Group and to take such other action regarding such a proposal as the Board of Directors might determine to be appropriate, without senior management being influenced by the uncertainties of their own employment situations; and

     WHEREAS, in order to induce the Executive to remain in the employ of the Company in the event of any actual or threatened change in control of the Group, the Company has determined to set forth the severance benefits which the Company will provide to the Executive under the circumstances set forth below;

     NOW THEREFORE, in consideration of the foregoing recitals, and the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the parties hereto agree as follows:

1. Definitions Terms not otherwise defined in this Agreement shall have the meanings set forth in this Section 1.

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(a) Base Year The "Base Year" shall be the twelve (12) month period immediately preceding a Change in Control.

(b) Cash Compensation "Cash Compensation" shall mean the sum of (I) the Executive's annual base salary and (ii) the cash bonus paid to the Executive under the Horace Mann Incentive Compensation Program (or similar program that may replace the Incentive Compensation Program) for whichever of the five (5) fiscal years immediately preceding the year in which the Date of Termination occurs that will result in the highest amount of Cash Compensation.

(c) Cause For purposes of this Agreement, "Cause" shall mean serious, willful misconduct by the Executive such as, for example, the commission by the Executive of a felony arising from specific conduct of the Executive which reasonably relates to his qualification or ability (personal or professional) to perform his duties to the Company or its Subsidiaries or a perpetration by the Executive of a common law fraud against the Company or its Subsidiaries. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Company's Board of Directors at a meeting of the Board called and held for the purpose of considering his termination for Cause (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board). The resolution of the Board shall contain a finding that in the good faith opinion of the Board the Executive was guilty of the conduct set forth above and specifying the particulars thereof in detail. Notwithstanding the foregoing, the Executive shall have the right to contest his termination for Cause.

(d) Change in Control A "Change in Control" shall be deemed to have occurred if
(I) there shall be consummated (1) any consolidation or merger of HMEC in which HMEC is not the continuing or surviving corporation, or pursuant to which shares of HMEC's Common Stock would be converted into cash, securities or other property, other than a merger of HMEC in which no HMEC shareholder's ownership percentage in the surviving corporation immediately after the merger is less than such shareholder's ownership percentage in HMEC immediately prior to such merger by ten percent (10%) or more, or (2) any sale, lease exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of HMEC; (ii) the shareholders of HMEC approve any plan or proposal for the liquidation or dissolution of HMEC which is a part of a sale of assets, merger, or reorganization of HMEC or other similar transaction; (iii) any "Person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is or becomes, directly or indirectly, the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of securities of HMEC that represent 51% or more of the combined voting power of HMEC's then outstanding securities; or (iv) a majority of the members of the Company's Board of Directors are persons who are then serving on the Board of Directors without having been elected by the Board of Directors or having been nominated by the Company for election of its shareholders.

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(e) Constructive Termination "Constructive Termination" shall mean the following events:

     (1) any material adverse change or diminution in the Executive's duties or responsibilities to the Group;

     (2) any relocation of the Executive from his present work site to another site more than fifty (50) miles from the present work site;

     (3) a diminution in the Executive's annual base salary of more than ten percent (10%) below the Executive's salary for the Base Year;

     (4) a diminution in the Executive's annual cash bonus under the Horace Mann Incentive Compensation Program (or similar program that may replace the Incentive Compensation Program) of more than fifty percent (50%) below that paid to the Executive for the Base Year, except in the event that such diminution is comparable to the diminution in the cash bonus paid to other employees of the same business segment as the Executive due to the performance of that business segment; or

     (5) any material diminution in disability, life, accident or health insurance benefits which the Executive received during the Base Year (including coverage for dependents);

provided, however, that none of the above shall constitute a Constructive Termination if the Executive consents to the event.

(f) Date of Termination "Date of Termination" shall mean the date of the Notice of Termination delivered pursuant to Section 2(b); provided, however, that if, within thirty (30) days after the Notice of Termination is delivered to the Executive by the Company, the Executive notifies the Company that a dispute exists concerning termination of the Executive's employment, the Date of Termination (except for purposes of Section 1(b)) shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

2.  Termination Following Change in Control

(a) Termination of Employment If a Change in Control shall have occurred while the Executive is still an employee of the Company, the Executive shall be entitled to the compensation provided in Section 3 if, within 3 years after the Change in Control, the Executive's employment is terminated by (i) the Company without Cause or (ii) the Executive due to Constructive Termination.

(b) Notice of Termination Any purported termination of the Executive's employment by the Company or the Executive shall be communicated by a Notice of Termination to the other party in accordance with Section 10 hereof. The Notice of Termination shall set forth in reasonable detail the reasons for termination and, if termination is for Cause, the facts and circumstances claimed to provide a basis for termination of the Executive's employment.

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3.   Severance Compensation upon Termination of Employment If the Executive becomes entitled to compensation pursuant to Section 2(a), then the Company shall:

     (i) pay to the Executive as severance pay in a lump sum, in cash, on the fifth day following the Date of Termination, an amount equal to 2 times the Executive's Cash Compensation;

     (ii) arrange to provide to the Executive for 2 years (or such shorter period as the Executive may elect) disability, life, accident and health insurance substantially similar to those insurance benefits, if any, which the Executive was receiving immediately prior to the Notice of Termination (including coverage for dependents at the same per person cost as the Executive was then paying); and

     (iii) pay to Executive a single lump sum on or before the (5th) day following the Date of Termination (or such earlier date as required by applicable law) equal to the present value of his accrued benefit as the Date of Termination under any nonqualified supplemental pension plan sponsored by the Company. Any benefit paid pursuant to this Section 3(iii) shall be offset against any amount payable under such nonqualified supplemental pension plan.

4.   Indemnification for Excise Tax

(a) Indemnification In addition to the amounts specified in Section 3, the Company agrees that it will pay or cause to be paid to the Executive, at the time specified in paragraph (b) below, an amount in cash (the "Additional Amount") as determined by the following formula:

     Additional Amount = Excise Taxes + Attributable Taxes

"Excise Taxes" shall mean all federal and state excise taxes, if any, payable under Section 4999 of the Internal Revenue Code (the "Code") and any state counterparts, with respect to the benefits received by the Executive pursuant to
Section 3 of this Agreement. "Attributable Taxes" shall mean all taxes, including any federal and state income taxes and any federal and state excise taxes under Section 4999 of the Code and its state counterparts, that become payable by the Executive as a result of the receipt of the Additional Amount.

(b) Preparation of Tax Return; Notice to the Company The Company, at its expense, agrees to supply the Executive with advice from a tax practitioner as to whether the Executive must reflect an excise tax under Section 4999 of the Code and any state counterparts on the filing of any income tax return of the Executive relating to the period or periods in which the Executive received payments or benefits under this Agreement. If such tax practitioner advises that such excise tax must be reflected on such tax return, the Executive agrees to so reflect and, unless such tax was previously withheld from payments to the Executive, pay such tax and the Company will reimburse the Executive in accordance with Section 4(a) above as soon as practicable after receipt of proof of payment (or, in the case of tax that was previously withheld, proof that such return was filed as required) from the Executive. If such tax practitioner advises that such excise tax need not be reflected on such tax return, the Executive agrees to prepare and file his tax return in accordance with such advice. The Executive shall notify the Company in writing no less than thirty
(30) days prior

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to the time the Executive is required to file each tax return, and shall promptly provide to the tax practitioner selected by the Company such information as it may request in connection with establishing the existence of an obligation to withhold tax pursuant to Section 16 hereof or an obligation pursuant to this Section 4. If the Executive provides such notice and information and prepares the relevant tax return as provided in this paragraph
(b), the Company shall indemnify the Executive in accordance with Section 4(a) of this Agreement for any subsequent assessment of Excise Taxes or Attributable Taxes by the IRS or any state taxing authority, and any interest, penalties, and additions to tax directly relating to such Excise Taxes. If the Executive fails to comply fully with the requirements of this paragraph (b), then the Company's obligations will not include indemnification or any interest, penalties or additions to tax. In the event the Executive's liability for Excise Taxes is determined upon audit by the IRS or the relevant state taxing authority, the Company shall pay to the Executive the amount determined in accordance with paragraph (a) and this paragraph (b) at such time as the Company determines that it no longer desires to contest the Executive's liability pursuant to paragraph
(c); provided, however, that in all events the Company will indemnify the Executive for interest, penalties and additions to tax, directly relating to Excise Taxes, which accrue after such time the Company receives notice of a proposed assessment of Excise Taxes resulting from an audit of the Executive's tax return.

(c) Duty to Cooperate The Executive agrees to notify the Company promptly in the event of any audit by the IRS or any state taxing authority in which the IRS or the state taxing authority asserts that any Excise Tax should be assessed against the Executive and to cooperate with the Company in contesting (at the Company's expense) any such proposed assessment. The Executive agrees not to settle or compromise any such assessment without the Company's consent. The Executive will promptly provide to the Company all information requested by the Company in connection with its contest of a proposed final assessment of Excise Taxes.

5. Mitigation of Damages; Effect of Plan on Other Contractual Rights

(a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer or by retirement benefits received after the Date of Termination, or otherwise.

(b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights that would accrue solely as a result of the passage of time, under any benefit plan, employment agreement or other contract, plan or arrangement.

6. Term This Agreement shall terminate three (3) years after the date of a Change in Control. Termination or amendment of this Agreement shall not affect any obligation of the Company under this Agreement which has accrued and is unpaid as of the effective date of such termination or amendment.

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7. At-Will Employment Nothing in this Agreement shall confer upon the Executive any right to continue in the employ of the Company prior to a Change in Control of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Executive at any time prior to the date of a Change in Control of the Company for any reason whatsoever, with or without cause.

8. Successors

(a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such written agreement of any such successor shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if such succession had not occurred, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as defined above and any successor or assign to its business and/or assets which executes and delivers the agreement provided for in this Section 8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

9. Governing Law; Arbitration; Attorneys' Fees

(a) This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to its conflict or choice of laws provisions.

(b) If any controversies, disputes or claims arise out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, all such controversies, disputes or claims shall be settled, at the request of any party hereto, by arbitration conducted in Springfield, Illinois, in accordance with the then existing rules of the American Arbitration Association. The decision rendered by the arbitrators as to all issues of law and fact shall be final and binding without right of appeal on all parties hereto who receive notice of such arbitration and the opportunity to participate therein. Judgment upon any award rendered in such arbitration may be entered by an state or federal court having jurisdiction over the matter.

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(c) Should any party hereto institute any action or proceeding to enforce any provision of this Agreement, the prevailing party shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

10. Notice For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or two days after deposit in the mail by United States registered mail, return receipt requested, postage prepaid, as follows: if to the Company, to Horace Mann Service Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715, attention: Chief Executive Officer (except if such notice is sent by the Chief Executive Officer, in which case such notice shall be sent to the attention of the Chairman of the Board of Directors), and if to the Executive at the address specified at the end of this Agreement. Notice may also be given at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11. Miscellaneous No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

12. Validity The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Counterparts This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

14. Gender In this Agreement (unless the content requires otherwise), use of any masculine term shall include the feminine.

15. Entire Agreement This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supercedes all previous oral and written and all contemporaneous oral negotiations, commitments and understandings.

16. Withholding The Company shall withhold benefits otherwise due or payable hereunder in order to comply with any federal, state, local or other income or other tax laws requiring withholding with respect to benefits provided to the Executive pursuant to this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                        HORACE MANN EDUCATORS CORPORATION

                        By: _____________________________________________
                                  Name:    Joseph J. Melone
                                  Title:   Chairman of the Board

                        By: _____________________________________________
                                           Name:    Louis G. Lower II
                                           Title:   President and Chief
                                                    Executive Officer

                        EXECUTIVE

                        _________________________________________________

                                  ___________________
                                  1 Horace Mann Plaza
                                  Springfield, IL   62715-0001

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